UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
April 20, 2006

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
Commission File No. 1-11775
TIMCO AVIATION SERVICES, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	65-0665658
(State Or Other Jurisdiction Of	(IRS Employer
Incorporation Or Organization)	Identification No.)
623 Radar Road
Greensboro, North Carolina 27410
(Address Of Principal Executive Offices)
(336) 668-4410 (x8010)

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 20, 2006, TIMCO Aviation Services, Inc. (the “Company”) entered into amendments to its financing arrangements with its senior lenders, CIT Group/Business Credit (“CIT”) and LJH, Ltd. (“LJH”). The terms of the amended loan arrangements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Form 10-K”) which was filed by the Company with the U.S. Securities and Exchange Commission on April 21, 2006. Further, the loan documents with respect to such amended financing arrangements are Exhibits 10.136 to 10.139 to the Form 10-K.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Effective, April 22, 2006, John R. Cawthron has become the Vice Chairman of the Board and Chief Executive Officer of the Company. Roy T. Rimmer, Jr., the Company’s former Chief Executive Officer, remains as the Chairman of the Board and as Chief Marketing Officer of the Company.
Item 8.01 Other Events
On April 21, 2006, the Company issued a press release announcing the matters described above. In its press release, the Company also reported that LJH and Owl Creek Asset Management (“Owl Creek”) have advised the Company that they are suspending the previously announced negotiations with the Company with respect to a proposed transaction in which the Company’s stockholders (other than LJH and Owl Creek) would have received cash for their shares of the Company’s common stock. LJH, which currently owns approximately 72% of the Company’s outstanding common stock, and Owl Creek, which through affiliates currently owns approximately 17% of the Company’s outstanding common stock, have advised the Company that they intend to continue to evaluate their ownership of the Company, and that they may in the future consider and propose transactions affecting the Company’s ownership. However, there can be no assurance that any transaction will occur on the terms previously announced, or at all.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     99.1     Press release issued by TIMCO Aviation Services, Inc. on April 21, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIMCO Aviation Services, Inc.
By:	/s/ James H. Tate
James H. Tate
Executive Vice President, Chief Administrative Officer and Chief Financial Officer

Dated: April 24, 2006